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                                                                     Exhibit (L)


                 [LETTERHEAD OF SIDLEY AUSTIN BROWN & WOOD LLP]


                                                                October 28, 2003


Floating Rate Income Strategies Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey 08536


Ladies and Gentlemen:

     This opinion is being furnished in connection with the registration by Floating Rate Income Strategies Fund, Inc., a Maryland corporation (the "Fund"), of shares of common stock, par value $.10 per share (the "Shares"), under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Fund's registration statement on Form N-2, as amended (the "Registration Statement"), under the Securities Act, in the amount set forth under "Amount Being Registered" on the facing page of the Registration Statement.

     As counsel for the Fund, we are familiar with the proceedings taken by the Fund in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Charter and the By-laws of the Fund, and such other documents as we have deemed relevant to the matters referred to in this opinion.

     Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner and for the consideration referred to in the Registration Statement, will be legally issued, fully paid and non-assessable shares of common stock of the Fund.

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SIDLEY AUSTIN BROWN & WOOD LLP                                          NEW YORK


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

                                              Very truly yours,

                                              /s/ Sidley Austin Brown Wood LLP

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